Exhibit 8.1

Alston & Bird  llp

1201 West Peachtree Street
Atlanta, Georgia 30309-3424

404-881-7000
Fax: 404-881-7777
www.alston.com

Terence J. Greene	E-mail: tgreene@alston.com

March 18, 2005

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994

Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences of the proposed merger of Century National Bank (“Century”), a national banking association, with and into First National Bank & Trust Company of the Treasure Coast (“Seacoast Subsidiary”), a national banking association and a subsidiary of Seacoast Banking Corporation of Florida, (“Seacoast”), a Florida corporation (the transaction hereinafter referred to as the “Merger”), pursuant to the Agreement and Plan of Merger, dated November 30, 2004, by and among Seacoast, Seacoast Subsidiary, and Century (the “Agreement”).

In rendering the opinions expressed herein, we have relied, with the consent of Seacoast and the consent of Century, upon the accuracy and completeness of the statements and representations contained, respectively, in the certificate of representations of the officers of Seacoast and Century (the “Certificates”) dated as of March 18, 2005 and March 18, 2005, respectively. We have assumed that the statements and representations in the Certificates will be complete and accurate as of the Effective Time and that all such statements and representations in the Certificates made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have made no independent investigation of the statements and representations in the Certificates. However, we have no reason to doubt the completeness and veracity of the statements and representations presented in the Certificates.

We have also relied upon the accuracy of the Agreement, the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”) and the Proxy Statement-Prospectus contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein shall have the meaning ascribed to such term in the Agreement. Unless otherwise

601 Pennsylvania Avenue, N.W.	Bank of America Plaza
North Building, 10th Floor	101 South Tryon Street, Suite 4000	90 Park Avenue	3201 Beechleaf Court, Suite 600
Washington, DC 20004-2601	Charlotte, NC 28280-4000	New York, NY 10016	Raleigh, NC 27604-1062
202-756-3300	704-444-1000	212-210-9400	919-862-2200
Fax: 202-756-3333	Fax: 704-444-1111	Fax: 212-210-9444	Fax: 919-862-2260

Seacoast Banking Corporation of Florida
March 18, 2005

specified, all section references herein are to the Internal Revenue Code of 1986, as amended (“the Code”), and the Treasury regulations issued thereunder.

We have also assumed that: (i) the transaction contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under applicable federal law; and (iii) the Merger will be reported by Seacoast and Century on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

•	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and the material federal income tax consequences of the Merger will be as described in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger”;

•	None of Seacoast, Seacoast Subsidiary or Century will recognize gain or loss as a consequence of the Merger (except for the inclusion in income of the amount of the bad debt reserve maintained by Century and any other amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under section 1502 of the Code);

•	The exchange in the Merger of Century common stock for Seacoast common stock will not give rise to gain or loss to the shareholders of Century with respect to such exchange (except to the extent of the cash consideration and any cash received in lieu of fractional shares);

•	The tax basis of the Seacoast common stock received by holders of Century common stock who exchange their Century common stock for Seacoast common stock in the Merger will be the same as the tax basis of the Century common stock surrendered in exchange therefor, increased by the amount of taxable gain or dividend gain, if any, recognized on the exchange, and decreased by the amount of cash, if any, received in the Merger (but excluding any cash received in lieu of a fractional share interest); and

•	The holding period of the Seacoast common stock received by holders of Century common stock who exchange their Century common stock for Seacoast common stock in the Merger will include the holding period of the Century common stock surrendered in exchange therefor, provided that such Century common stock is held as a capital asset at the Effective Time.

Seacoast Banking Corporation of Florida
March 18, 2005

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose written consent must be filed with the Registration Statement under section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder.

This opinion relates solely to material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to stockholders subject to special treatment under United States federal income tax law, such as stockholders, if any, who hold their stock other than as a capital asset, who are foreign persons, financial institutions, tax-exempt organizations, insurance companies, mutual funds, traders in securities that elect mark-to-market, dealers in securities or foreign currencies, persons who received their stock through the exercise of employee stock options or otherwise as compensation, persons who have a functional currency other than the U.S. dollar, or persons who hold their stock as part of a “hedge,” “straddle,” or “conversion transaction.”

Very truly yours,
/s/ Terrence J. Greene
Terrence J. Greene
Alston & Bird LLP